EXHIBIT 3.2
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                           CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF DESIGNATION
                            (SERIES D PREFERRED STOCK)
                                       OF
                              XYBERNAUT CORPORATION

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

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It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is Xybernaut Corporation.

         2. The Certificate of Designation (Series D Preferred Stock) of the Corporation was filed with the Secretary of State of Delaware on March 8, 1999.

         3. The Certificate of Designation (Series D Preferred Stock) of the Corporation is hereby amended by deleting the resolution adopted by the Board of Directors of the Corporation and Paragraph 1 thereof and by substituting in lieu thereof the following (i) new resolution adopted by the Board of Directors of the Corporation to increase the number of shares of Series D Preferred Stock from "10,000" to "10,500" and (ii) new Paragraph 1:

         A. "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there hereby is created, out of the 6,000,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock of the Corporation consisting of 10,500 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions:"

         B. "1. Designation and Amount. This series of Preferred Stock shall be designated "Series D Preferred Stock" and the authorized number of shares constituting such series shall be 10,500. The par value of the Series D Preferred Stock shall be $0.01 per share. The Series D Preferred Stock shall have a stated value of $1,000 per share."

         4. The amendment to the Certificate of Designation (Series D Preferred Stock) herein certified has been duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

Signed on May 12, 1999.

                                       Xybernaut Corporation

                                       By:/s/Edward G. Newman
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                                             Edward G. Newman, President


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